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                                                                   EXHIBIT 10(i)


WILLKIE FARR & GALLAGHER
One Citicorp Center
153 East 53rd Street
New York, NY
10022-4669

February 16, 1988

Cowen Funds, Inc.
Financial Square
New York, New York 10005

Re: Cowen Funds, Inc.
Registration Statement on Form N-1A
(File No. 33-18505)

Dear Sirs:

We have acted as counsel for Cowen Funds, Inc. (the "Fund"), a Maryland corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended, of a Registration Statement on Form N-1A (File No. 33-18505) (the "Registration Statement"), relating to the public offering of an indefinite number of shares of the common stock, par value $.001 per share, of the Fund ("Common Stock").

We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. We have relied upon statements and certificates of officers and representatives of the Fund and others as to various questions of fact material to our opinion. Insofar as this opinion relates to the law of the State of Maryland, we are relying upon the opinion of Venable, Baetjer and Howard, a copy of which is being delivered with this opinion and which we believe to be satisfactory in form and substance.

Based upon the foregoing, we are of the opinion that:

1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland;


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2. The 10,509,721 shares of presently issued and outstanding stock of Cowen
Opportunity Fund, and the 1,050,972 shares of presently issued and outstanding stock of Cowen Special Value Fund, have been validly and legally issued and are fully paid and non-assessable shares under the laws of the State of Maryland; and

3. The balance of the shares of Common Stock of the Fund to be sold pursuant to the Registration Statement are authorized and unissued shares and, when sold, issued and paid for as contemplated in the Registration Statement, will have been validly and legally issued and will be fully paid and non-assessable shares of Common Stock of the Fund under the laws of the State of Maryland.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us in the Statement of Additional Information forming a part of the Registration Statement. In giving our consent, however, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER